                                                Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-104553

                              PROSPECTUS SUPPLEMENT

  To Prospectus dated April 29, 2003 as supplemented by Prospectus Supplements dated May 6, 2003, May 14, 2003 and August 21, 2003

                            (SEC File No. 333-104553)

                                MICROISLET, INC.

This Prospectus Supplement includes the attached Current Report on Form 8-K of MicroIslet, Inc. dated September 11, 2003 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the OTC Bulletin Board under the symbol "MIIS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

            The date of this Prospectus Supplement is September 12, 2003

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         A. PRIVATE PLACEMENT COMPLETED.

         On September 4, 2003, and September 9, 2003, MicroIslet, Inc. (the "Company"), sold to certain investors an aggregate of 1,000,600 shares of common stock at a purchase price of $0.50 per share.

         The gross proceeds received from these financings were $500,300. The Company paid a placement fee of 11% of the gross proceeds. Net proceeds of the financings are expected to be used for working capital purposes.

         These securities were offered and sold without registration under the Securities Act of 1933 to a limited number of accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares issued. Pursuant to the terms of the Stock Purchase Agreements signed by the Company and the investors, the Company agreed to prepare and file, within 30 days following the respective issuances of the shares, a registration statement covering the resale of the shares.

         A complete copy of the form of Stock Purchase Agreement is filed herewith as Exhibit 10.1, and is incorporated herein by reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibit.

         This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
         None

(b)      PRO FORMA FINANCIAL INFORMATION.
         None

(c)      EXHIBITS.

                  10.1     Form of Stock Purchase Agreement

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MICROISLET, INC.

Date: September 11, 2003             By: /s/ William Kachioff
                                         ---------------------------------------
                                         William Kachioff
                                         Vice President, Finance, and Chief
                                         Financial Officer

                                  EXHIBIT INDEX

EXHIBIT NO.                                          DESCRIPTION
-----------                                          -----------
10.1     Form of Stock Purchase Agreement